Strategic Alliance AND DISTRIBUTION Agreement

THIS Alliance and Distribution Agreement (this “Agreement”) is made and entered into by and between Call Management Products, Inc. (“CMP”), a Colorado company, and PhoneSuite Solutions, Inc. (“PSS”), a Delaware company, and wholly owned subsidiary of STL Marketing Group, Inc.

WITNESSETH:

WHEREAS, CMP manufactures, markets and sells telecommunication products, namely PBX and PBX like equipment, into the North American hospitality industry and whereas PSS has been incorporated to assist CMP in said business and is charged with establishing a dealer network and to market and sell products in the Territory described in this Agreement; and

WHEREAS, the intent of the parties is to have PSS develop, at its cost, the Territories in this contract, to promote CMP’s brands, name and products in a consistent manner globally; and

WHEREAS, it is desirable for PSS to act as a Strategic Ally of CMP, offer and use the name brands of CMP to achieve this goal, as well as receive preferential pricing to be able to build the desired dealer network on behalf of CMP in the Territories assigned, and that as a result of the envisioned relationship PSS will only work with CMP products in the Territories and that furthermore PSS shall provide CMP an option to purchase PSS in the future and therefore gain the dealer networks that are then established in these new markets on behalf of CMP’s brands; and

WHEREAS, the parties desire to enter into a business relationship whereby PSS will develop new markets for CMP products in the specified territory.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the parties agree as follows:

1. Products. “Products” shall mean the goods manufactured, assembled and distributed by CMP which are described on Exhibit A, as such Exhibit may be amended from time to time by the parties. The terms applicable to additional products shall be the same terms and conditions as set forth herein unless otherwise agreed in writing. Products shall be subject to the patents and trademarks identified in this Agreement, or to the extent applicable, to such patents and trademarks as shall be identified in revisions of the Schedules hereto.

2. Designation as a Strategic Ally & Distributor. CMP hereby designates, authorizes and appoints PSS as an exclusive Strategic Ally for the Products in the Territory, and PSS hereby accepts such appointment, subject to the terms and conditions of this Agreement.

3. Option to Purchase. At any point five years, or later, after the execution of this Agreement, CMP shall have the right in its sole discretion to purchase PSS, or substantially all of its assets used in its business as a going concern, including its web site and dealer network developed for CMP. The price shall be a lump sum payment, five times the average annual net earnings reported of the previous (audited) three years. Net earnings represent the amount of sales revenue left over after all operating expenses, interest, taxes and preferred stock dividends (but not common stock dividends) have been deducted from a company’s total revenue. In making this price determination, Unbooked Expenses will be included in the expenses of PSS. “Unbooked Expenses” are expenses that would have been booked by PSS but for the fact that an affiliate of PSS paid or absorbed the expense, or provided the corresponding goods or service at no charge, or at a discount. At the time of the closing of the purchase upon exercise of this option (if any), PSS will cause it affiliates, including but not limited to a parent company, each to execute a thirty-six (36) month noncompetition and non-solicitation agreement.

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4. Quota. Each year CMP and PSS will establish a mutually agreed upon sales quota for PSS to meet. Said quota for the ensuing year must be established no later than October 31 of the current year. Based on factors including but not limited to commercially reasonable goals, prior performance, market conditions and industry standards, the parties shall diligently pursue quota negotiations in a timely manner, and each party shall use its best efforts in negotiating the quota figures. Either party in its reasonable discretion may approve or withhold approval of a quota. This quota must be feasible within the constraints of the Territory for CMP products. Failure from PSS to meet such quotas will initiate a remedial process to improve and meet new sales goals, in accordance with Section 13(b)(ii). Failure to meet sales goals cannot be based on lack of support from or lack of competitive product from CMP. It is understood, that CMP currently has no infrastructure addressing the Territory and that PSS will have to develop in full. The first quota will be set for 2015. The interim period between the execution of this contract and the date for the quota, will allow CMP and PSS to work on necessary approvals and market analysis. Unless otherwise agreed, all quotas will be annual quotas based on the calendar year. Failure to meet a pro-rata portion of a quota in a calendar quarter shall not be failure to meet the quota, as long as the year-end results satisfy the quota.

5. Term. The term of this Agreement shall commence upon execution by both parties and shall continue (i) for a period of five (5) years, whereupon the term will automatically renew annually and be extended for an additional year unless either party provides written notice of termination no less than one-hundred twenty days prior to the end of the then current term or (ii) until terminated as provided in Section 14 hereof. In the event the contract is not renewed by CMP, CMP agrees not to sell, promote or market, for a period of one (1) year, to the established, then current dealer network developed by PSS in accordance with this Agreement unless CMP exercises its option to purchase as described in Section 3.

6. Territory; Restrictions. PSS is hereby authorized to market and sell the Products in the Territory described on Exhibit B (the “Territory”) and in no other location, country or territory. PSS shall sell Products only to persons whose principal place of business is located in the Territory. For the purpose of this contract, Territory can be defined as either a market within a specific geographical area such as the SMB market in the United States or a specific geographical area such as outside of North America.

7. Conduct of Business. PSS shall have the following additional duties and responsibilities:

(a) to continually use commercially reasonable efforts to sell the Products in the Territory, to employ competent, well-trained sales personnel involved in such efforts, and to encourage the purchase of the Products;

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(b) to conduct an ongoing marketing and advertising program to promote the sale of the Products at its expense in connection with the operation of its business in the Territory, including without limitation, attendance at trade shows for the exclusive purpose of promoting the Products;

(c) if requested by CMP, all advertising, merchandising, publicity and promotional materials used by PSS for the Products must receive the prior approval of CMP, and CMP reserves the right to veto the same in whole or in part at its discretion. At no time shall said approval be unduly withheld or delayed;

(d) in connection with the promotion and marketing of the Products, PSS shall (i) make clear, in all dealings with customers and prospective customers, that it is acting as separate legal entity; (ii) comply with all legal requirements from time to time in force relating to the storage and sale of the Products; (iii) from time to time consult with representatives of CMP for the purpose of assessing the state of the market in the Territory; (iv) at the request of CMP, provide CMP with copies of sales aids, including, without limitation, catalogues, sales brochures, and sales manuals, relating to the Products; and (v) permit CMP representatives to inspect any premises or documents used by PSS in connection with the sale of the Products;

(e) to promptly inspect, or cause the prompt inspection of, the Products upon delivery of a shipment;

(f) to provide installation of Products and ongoing customer service, at PSS’ sole expense, including Level I and Level II technical support, based on the guidelines adopted by CMP from time to time;

(g) to register installation of all Products with CMP, including providing any customer information as reasonably required by CMP, and to provide CMP with any updates to this information such that it remains current:

(h) to comply in all material respects with all laws, regulations or orders of any and all governmental authorities applicable to PSS’s sales activities with respect to the Products;

(i) to maintain such insurance coverage and in such amounts as may be reasonably specified from time to time by CMP, including property and casualty, general liability and worker’s compensation insurance;

(j) to ensure that all of its customers receive an end-user license in the form approved by CMP; and

(k) to permit CMP, no more than once per PSS fiscal year and upon reasonable prior notice, to review the books and records of PSS (during normal business hours) with respect to its sales of, and other matters regarding, CMP Products, and to make copies of documents pertaining and reasonably related to such review.

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6. Price and Payment.

(a) Price. All purchases of Products made by PSS shall be upon the current terms and prices established by CMP from time to time, and shall be subject to the terms and conditions set forth in the standard CMP purchase order to the extent not inconsistent with the terms hereof. CMP expressly reserves the right to change the price of the Products together with any discount available to PSS; provided PSS shall be given written notice ninety (90) days in advance of any price change and shall be supplied with price sheets promptly upon publication or revision. In the event of an increase in the price of said Products for which orders have been placed, PSS may, at its option, cancel such orders in whole or in part within thirty (30) days after receipt of the announcement of such price increase or take delivery within sixty (60) days of all pending orders at the previous existing price. Prices are expressed in United States dollars. The price does not include applicable sales, use, goods and services, excise, value added, or similar taxes, and if applicable, shall be the responsibility of the PSS, whether or not stated on the invoice. Pricing shall reflect a “cost plus” strategy allowing PSS the ability to establish a dealer network and reflective of PSS costs to market, develop and support CMP’s products in the Territory. Said pricing will be detailed in Exhibit C (“Price Schedule”).

(b) Terms of Payment. PSS shall pay all invoices, net forty-five (45) days in full unless there is a bona fide dispute with invoice over faulty product or product has been returned. Invoices are to be paid in United States dollars. PSS may request CMP’s written approval different terms with respect to a particular customer, if circumstances warrant.

7. Ordering and Shipping Product.

(a) Purchase Order. PSS shall order products from CMP by issuing a purchase order in a form provided or approved by CMP (a “Purchase Order”), specifying the quantity of products, the desired delivery date, shipping method, and the location to which Product is to be shipped. CMP understands and agrees that PSS purchases from CMP for the purpose of resale, and that resale delivery commitments shall be provided to PSS’s customers. In any case where delivery from CMP to PSS is delayed more than thirty (30) days for complete or partial Purchase Orders from expected delivery date, PSS shall have the right to cancel the order without charge. Each order for the Products shall constitute a separate agreement, and any default by CMP in relation to any one Purchase Order shall not entitle PSS to terminate this Agreement. PSS shall pay CMP for any freight and any other costs incurred by CMP in accordance with this Section 7, as charged by CMP under the invoicing procedures provided in this Agreement.

(b) Freight. All prices are F.O.B. Broomfield, Colorado. If delivery is required, under different INCOTERMS, to a different location, the Purchase Order will specify the INCOTERMS that are applicable and the costs of freight, if any, will be added to the cost of the products.

(c) Title. Products shall be delivered free from all liens and encumbrances. Title to all Products covered by this Agreement shall pass to PSS upon delivery to a common carrier or freight forwarder in Broomfield, Colorado or as specified on the Purchase Order (using INCOTERMS) where any additional costs, if any, will be added to the cost of the goods. PSS, or the customer in the case of Product delivered directly to the customer, shall promptly inspect all Products and promptly return all Products, which are not accepted.

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(d) Risk of Loss. All risk of loss will pass to PSS when CMP delivers the Product to a common carrier or freight forwarder in Broomfield, Colorado, or as specified on the Purchase Order (using INCOTERMS) where any additional costs, if any, will be added to the cost of the goods, at which time risk of loss shall pass to PSS, and which shall constitute delivery to PSS to the same extent as if delivery had been made directly to PSS and such carrier shall be PSS’s agent. Notwithstanding the foregoing, and regardless of when and to whom title passes, PSS will be liable for all risk of loss for goods subject to a Purchase Order upon CMP’s delivery of the goods to a common carrier or freight forwarder, and PSS shall indemnify and hold CMP for any such loss. CMP shall not be liable for any delay, loss or damages in shipment.

(e) Availability of Products. CMP shall not be under any obligation to continue the manufacture of all or any of the Products or to accept any order received from PSS. CMP shall be entitled to make such alterations to the specification of the Products, as it deems necessary from time to time. Said change in availability may reduce or change Section 4 (Quota).

8. Warranties. All Products sold and delivered to PSS shall be made with the repair and return policy set by CMP from time to time and as applicable at the time of sale. PSS is not authorized to make, and shall not make, any warranty on behalf of CMP to purchasers or consumers of the Products other than the warranty set forth at the time of sale as issued by CMP. The only warranty CMP provides with respect to any Products is the written limited warranty statement provided with the Products or, if no warranty statement is provided with Products, the Limited Warranty Statement available from CMP.

THESE WARRANTIES AND THE REMEDIES SET FORTH IN THIS SECTION 8 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED. CMP MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY OF THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CMP DOES NOT ASSURE UNINTERRUPTED OPERATION OF THE PRODUCTS OR THAT THE PRODUCTS WILL MEET ANY PARTICULAR REQUIREMENTS OF PSS OR ITS CUSTOMERS OR THAT PRODUCTS OR THEIR OPERATION WILL BE ERROR-FREE. PSS WILL NOT MAKE ANY WARRANTIES REGARDING ANY PRODUCTS. IN NO EVENT WILL CMP BE LIABLE TO PSS OR ANY OTHER PERSON FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THE USE OR INABILITY TO USE ANY OF THE PRODUCTS, OR FOR ANY CLAIM BY ANY OTHER PARTY. IN NO EVENT SHALL CMP’S LIABILITY FOR DAMAGES EXCEED THE PRICE PAID BY PSS FOR THE PRODUCT UNIT WHICH GIVES RISE TO THE CLAIM.

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9. Use of Licensed Property

(a) Licensed Property; Grant. The trademarks and trade names that are the subject of this Agreement include those set forth on Exhibit D, including all derivations thereof (collectively the “Licensed Property”; Licensed Property includes but is not limited to any current and future registrations of the Licensed Property, and any derivations of the License Property), and also include any other trade names, trademarks or service marks that CMP now uses or in the future may use. PSS acknowledges that CMP is and shall remain the sole owner of the Licensed Property. CMP hereby grants PSS a nontransferable, non-exclusive license and right to use the Licensed Property solely for the marketing and sale of Products in the Territory on the terms set forth in this Agreement. PSS shall have no rights or claims with respect to the marketing and sale of Products in any location other than the Territory. Upon termination of this Agreement for any reason, PSS shall immediately cease all use of the Licensed Property.

Prior to beginning sales of any Products in a country outside of the United States, PSS shall take all action reasonably necessary to protect the Licensed Property used in connection with such Products on CMP’s behalf in that country. PSS will not use, register or take other action outside of the United States with respect to the Licensed Property prior to PSS presenting CMP with a plan to protect the Licensed Property in that country, and CMP giving written approval of the plan, which approval will not be unreasonably withheld or delayed. Unless CMP has provided prior written consent, any registrations of the Licensed Property shall be in the name of CMP as owner.

Except as expressly provided in this Agreement, CMP does not grant any right, title or interest any intellectual property

(b) Restrictions. PSS shall not: (i) make any modifications to the Products or their packaging; (ii) alter, remove or tamper with any Licensed Property, numbers, or other means of identification used on or in relation to the Products; (iii) use any of the Licensed Property in any way which might prejudice their distinctiveness or validity or the goodwill of CMP therein; (iv) use in relation to the Products any trade marks other than the Licensed Property without obtaining the prior written consent of CMP; or (v) use in the Territory any trademarks or trade names, unless having received prior approval, in any way similar to any Licensed Property or which are likely to cause confusion to customers or potential customers.

(c) Sublicenses. PSS shall not sublicense any right or interest with respect to the Licensed Property or this Agreement to any third party.

(d) Proprietary Rights. PSS acknowledges and agrees that (i) nothing contained in this Agreement shall be construed to convey any rights or proprietary interest in the Licensed Property other than the specific license granted hereunder and any enhancement in the value of the Licensed Property or goodwill related thereto in the Territory or elsewhere, which results from the efforts of PSS or otherwise, shall inure and accrue to the sole and exclusive benefit of CMP; and (ii) upon the expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with PSS’s use of the Licensed Property. PSS agrees that during the term of this Agreement, and after the expiration or termination hereof, PSS shall not, directly or indirectly, commit an act of infringement or contest or aid in contesting the validity, ownership, title or registration of the Licensed Property, or take any other action in derogation thereof.

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(e) Software. CMP is and at all times shall remain the sole owner of the software used in connection with the Products (except for third party components).

10. Confidentiality. During the term of this Agreement, each party will disclose, and will have access to, proprietary information of the other which constitutes confidential trade secrets owned solely and exclusively by the other. All such confidential information is herein referred to as the “Trade Secrets”, and includes, without limitation, the following:

(a) product information and identities of Dealers;

(b) customers, customer lists, and the principal contact person with the customer;

(c) methods of product development, assembly and manufacture;

(d) pricing information, bidding information and strategies, marketing strategies and advertising policies; and

(e) factory and manufacturing information, identity of suppliers and business relationships, business plan for future years, new product developments, and support service locations.

“Trade Secrets” shall not include information that is publicly available or information that each learns or becomes aware of from sources other than the other party (unless such sources are breaching a duty of confidentiality) and its agents. Each party shall keep secret, and not disclose or reveal, any portion of the Trade Secrets to any person or entity other than its employees and sub-agents on a need to know basis. The covenants and agreements set forth in this paragraph shall continue so long as such confidential information remains a trade secret of such other party and shall survive the termination of this Agreement.

11. Relationship. The relationship of the parties shall be that of independent contractors for all purposes and in all situations. Neither is the agent of the other. This Agreement and any actions taken with respect thereto shall not form a partnership or joint venture, and the parties are and shall not be partners of one another. PSS shall be responsible for all of its own required reporting of income and payment of taxes required by any federal, state or local statutes, including any applicable state and local sales, use or income taxes. In no event, shall either party be an agent of the other, or liable or responsible for any debt or obligation of the other.

12. Sale and Assignment.

(a) Standards. This Agreement and PSS’s rights and interest hereunder shall not be subject to sale, assignment, transfer or encumbrance, conveyance, consolidation or merger (all of which are hereafter included within the term “transfer”) in whole or in part in any manner whatsoever, without the prior written consent of CMP, which consent shall not be unreasonably withheld. CMP shall require as conditions precedent to the granting of its consent that:

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(i) There shall be no existing material default in the performance or observance of any of PSS’s obligations under this Agreement or any other agreement with CMP, and PSS shall have settled all outstanding accounts with CMP;

(ii) CMP shall determine, in its reasonable judgment, that the prospective transferee will be able to operate the business as a Strategic Ally & Distributor of the Products in a profitable manner;

(iii) The proposed transferee shall have agreed, in writing, with CMP to assume and perform all of the duties and obligations required to be performed, fulfilled and observed by PSS hereunder;

(iv) Neither this Agreement, nor any of the rights conferred on PSS hereunder shall be retained by PSS as security for the payment of any obligation that may arise by reason of any such transfer, or in any way be pledged or collateralized.

(b) Nonconforming Transfers. Any attempt by PSS to transfer any of its rights or interest under this Agreement without the express prior written consent of CMP shall constitute a material breach of this Agreement and CMP shall have the right to terminate this Agreement upon written notice to PSS. CMP shall not be bound by any attempted sale, assignment, transfer, conveyance or encumbrance in any manner whatsoever, by law or otherwise, of any of PSS’s rights or interest under this Agreement unless its express written consent has first been obtained.

(c) Transfer of Control. Any transfer of PSS’s capital stock or equity interests which results or may result in the present stockholders or equity holders as a group owning beneficially and of record less than fifty-one percent (51%) of its capital stock or equity interests shall be deemed a transfer of PSS’s rights under this Agreement.

(d) CMP Transfer. This Agreement and CMP’s rights, interests and obligations hereunder may be sold, assigned or transferred by CMP in whole or in part in any manner whatsoever, without the consent of PSS, but said transfer shall not affect the existing agreement.

13. Default; Remedies.

(a) Default. The following shall constitute an event of default:

(i) Failure by PSS to make payment within forty-five (45) days of invoice, unless there is a bona fide invoice dispute for a valid reason such as faulty product or a pricing error or the product has been returned. If there is a dispute regarding an invoice, said dispute must be resolved or found unsubstantiated and reasonable time allowed for CMP or PSS to cure;

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(ii) A party shall fail or refuse to keep or perform any other material covenant or obligation herein contained on its part to be kept or performed and such default shall continue for a period of thirty (30) days after the date of receipt of written notice from the non defaulting party specifying such default, or within such additional period, if any, as may be reasonably required to cure such default if it is of such nature that it cannot be cured within said thirty (30) day period, provided that curative or corrective action has been commenced within such thirty (30) day period and is diligently pursued until the default is cured or corrected; or

(iii) A party shall make an assignment for the benefit of creditors, or shall file or have filed against it a petition under any bankruptcy or insolvency code, law, or statute which is not dismissed within sixty (60) days after filing; or

(iv) A party defrauds or disparages the other, or there is a material misrepresentation hereunder.

(v) Failure by PSS to meet its agreed to annual quota.

(b) Remedies. Upon any default, which is not timely cured within any cure period set forth herein, the non-defaulting party shall be entitled to the following remedies:

(i) If the default is a PSS related default, all outstanding amounts shall become immediately due and payable without notice, and interest shall accrue on such unpaid balance at the rate of 1½% per month until paid except for any invoices in dispute;

(ii) If PSS fails to meet its quota, CMP and PSS shall develop a remedial plan to ensure sales levels are adequate and meet the previously assigned quota, or a newly agreed upon quota. Said plan shall be developed in no more than sixty (60) days and the new quota shall be implemented at that stage allowing adequate time to implement the recommendations of CMP. Notwithstanding the foregoing, if upon implementation and after a full six (6) calendar month period sales results would, on an annualized basis, not meet the plan requirements for achieving quota, it shall constitute an uncured default under Section 4 of this Agreement. It will not, however, be a default if the primary reason for non-performance of the Plan is the result of technical problems identified by PSS prior to implementation of the Plan, and which CMP has agreed to attempt to rectify.

(iii) This Agreement shall be enforceable by either party in law or in equity, and either party shall be entitled to specific performance and/or damages arising from the default, and shall be entitled to terminate this Agreement. If either of the parties shall commence legal or equitable action against the other party to enforce the terms of this Agreement or for damages, remedy or relief for a breach thereof, the non-prevailing party shall pay all reasonable expenses of said litigation incurred by the prevailing party, including but not limited to a reasonable sum for attorney’s fees, in addition to any other award by the court.

(c) Consequential, Incidental or Special Damages. Neither party shall be liable to the other for any punitive, consequential, incidental or special damages incurred by the other. Neither party shall, by reason of the expiration or non-renewal of this Agreement, be liable to the other for compensation, reimbursement or damages for any reason, including, without limitation, on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the other. PSS shall use its best efforts to include a clause in its contracts with customers which deny consequential, incidental or special damages.

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(d) Indemnity. PSS shall hold CMP harmless and indemnify CMP from any and all claims, liabilities, injuries, damages, and expenses (including but not limited to reasonable attorney fees and court costs) of every kind and nature whatsoever (a) arising or allegedly arising from any act or omission of PSS or any of its employees or agents; (b) resulting from or in connection with a breach by PSS of a term of this Agreement; (c) as an actual or alleged direct or indirect consequence of termination of this Agreement in accordance with its terms; and (d) arising or allegedly arising from any act or omission of any third party in relation to Products sold to PSS pursuant to this Agreement.

14. Termination.

(a) Events Causing Termination. This Agreement shall terminate upon failure to cure a default in timely fashion as provided under Section 13 of this Agreement, including but not limited to with respect to unsuccessful quota remedial measures, or at the end of the then current Term upon written notice of nonrenewal in accordance with Section 5.

(b) Repurchase After Termination. Within thirty (30) days after the date of termination (the “Termination Date’), CMP at its sole discretion may repurchase from PSS any or all Products and all repair and replacement parts therefore which are new and unused of which PSS is then the owner, at the net price paid by PSS or at CMP’s then current net price generally, whichever is lower. CMP would bear all return transportation costs.

(c) Deliveries After Termination. After the Termination Date shall have been established or agreed to, or within ninety (90) days prior to the Termination Date (unless another agreement in writing relating to said Products shall then be in effect), CMP shall be obligated to deliver and PSS shall be obligated to accept only such Products as PSS shall have ordered from CMP prior to such establishment of the Termination Date; provided, however, that in no event shall CMP be obligated to sell or deliver, or PSS be obligated to accept, any Products after the Termination Date.

(d) Sales After Termination. The acceptance of any order from, or the sale of any Products to PSS after the Termination Date shall not be construed as a renewal or extension thereof, nor as a waiver of termination, but in the absence of a new written agreement all such transactions shall be governed by provisions identical with the provisions of this Agreement.

(e) Other Consequences of Termination. Upon the termination of this Agreement:

(i) All rights, licenses and privileges granted to PSS under this Agreement shall immediately cease and terminate;

(ii) PSS shall discontinue the use of the Licensed Property and any items bearing any Licensed Property, except that PSS may sell its remaining finished product inventory of Products for ninety (90) days thereafter;

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(iii) In no event shall either party be liable for any debts of the other to third parties;

(iv) CMP shall have no obligation for any warranties made by PSS or for which PSS may be responsible, and the warranty for all Products for which the warranty has not commenced shall commence as of the Termination Date;

(v) PSS shall return to CMP all sales and other promotional material in its possession relating to CMP, the Products and the Licensed Property, and shall cease to use any identification with CMP for any purpose; and

(vi) PSS shall cease any use of the corporate name PSS Solutions, Inc. other than in connection with the winding up of the company’s business.

(vii) Unless CMP exercises the purchase option in accordance with Section 3, upon termination of this Agreement CMP shall not sell, market or promote its products, for a period of one (1) year, to the then current PSS dealer network that has been established in accordance with this Agreement. Notwithstanding the foregoing, if CMP has terminated this Agreement for default by PSS other than failure to achieve quota and failure of a remedial plan, the restrictions of this subsection 14(e)(vii) shall not apply.

(f) Survival. The terms of this Section 14 shall survive termination of this Agreement.

15. Miscellaneous.

(a) Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, contains the entire agreement between the parties and supersedes and renders null and void any prior agreements and proposals, oral or written, that may have existed between the parties. All schedules and exhibits attached to this Agreement or referred to herein are incorporated herein and made a part of this Agreement. This Agreement may not be changed orally but only by agreement in writing signed or countersigned by an authorized representative of the parties.

(b) Assignment. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and any permitted successors and assigns.

(c) Non-Solicitation Of Employees. Each party agrees that during the term of this Agreement, and for a period of two years following termination of this agreement, each party will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any current or future employee of the other to leave their employment for any reason.

(d) Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time be deemed a waiver or relinquishment of any further such rights or powers.

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(e) Notices. All notices, requests and demands (other than routine operational communications) shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile or electronic mail with a copy sent by first class mail or another means specified in this Section, six (6) days after the day of mailing, when mailed by first class mail, registered or certified mail, return receipt requested and postage prepaid and addressed, as below:

If to CMP: Call Management Products, Inc. Attn. Mr. Frank Melville 2150 W. 6th Avenue, Unit D Broomfield, CO 80020 Email: fmelville@phonesuite.com	If to PSS: PhoneSuite Solutions, Inc. Attn. Mr. Jose P. Quiros 10 Boulder Crescent, Suite 102 Colorado Springs, CO 80903 Email: jquiros@v3rsant.com

(f) Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement, and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable, including provisions relating to the term and territory.

(g) Force Majeure. The parties shall not be in default or liable for failure to perform any part of this Agreement, in any instances where such performance is rendered commercially impracticable, or failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, act of terrorism, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, materials or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a CMP subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from PSS, or otherwise arisen out of causes beyond the control of the defaulting party.

(h) Governing Law; Venue. This Agreement shall be governed by the law of the state of Colorado. Venue and jurisdiction for any cause of action between the parties shall be deemed to be exclusively in any federal or state court in Colorado.

(i) Headings. Headings of this agreement are inserted solely for the purpose of convenience of reference and are in no manner to be construed as a part of the agreement.

16. Additional Terms. Additional terms, if any, are set forth on the Addendum attached hereto.

17. Exhibits. All Exhibits referenced herein are incorporated herein in their entirety.

18. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. A facsimile copy of this document as originally executed has the same efficacy as the original, including for purposes of indicating intent to be bound by its terms.

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by a duly authorized officer as of the day and year indicated below.

Call Management Products, Inc.	PhoneSuite Solutions, Inc.

By:		By:
	Frank Melville		Jose P. Quiros
	President		CEO

Date: June 26th, 2014	Date: June 26th, 2014

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EXHIBIT A

DESCRIPTION OF PRODUCTS

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EXHIBIT B

TERRITORY

CMP hereby appoints, per the terms of this agreement, PSS the following Territory:

Geographical Area	Market
International, outside of Canada & the United States)(1)	All products
United States	General business, excluding the hospitality and assisted living industries/ verticals.

(1) CMP, at any point in time, has the right to give written notification to PSS that CMP believes PSS is not addressing the needs of a specified geographical region, and PSS will have a right to commit, within fifteen (15) business days, to addressing that region; otherwise CMP has the right to immediately remove that geographic region from the Territory and work with another vendor for that geographic region.

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EXHIBIT C

PRICE

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EXHIBIT D

TRADEMARKS AND TRADE NAMES

Trademarks & Trade Names

PhoneSuite	U.S. Patent and Registration Office registration no. 3012270
Voiceware	U.S. Patent and Registration Office registration no. 4334554
Series 2

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